EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into by and between Magnegas Corporation, a Delaware corporation (the “Company”), and T. Scott Wainwright, the undersigned individual (“Executive”).

RECITAL

The Company and Executive desire to enter into an Employment Agreement setting forth the terms and conditions of Executive’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.   Employment.

(a)    Term.  The Company hereby employs Executive to serve as PRESIDENT of the Company.  The employment with the Company is not for any specified period of time.  As a result, either the Company or the Executive is free to terminate the employment relationship at any time, subject to the other provisions of this Agreement.

(b)    Duties and Responsibilities.  Executive will be reporting to the Company’s Board of Directors.  Within the limitations established by the Bylaws of the Company, the Executive shall have each and all of the duties and responsibilities of the President position and such other duties on behalf of the Company as may be reasonably assigned from time to time by the Company’s Board.

(c)    Location.  The location at which Executive shall perform services for the Company shall be Tarpon Springs, Florida

2.   Compensation.

(a)    Base Salary.  Executive shall be paid a base salary (“Base Salary”) at the annual rate of $65,000, payable in weekly installments consistent with Company’s payroll practices.  The annual Base Salary shall be reviewed every six months, unless Executive’s employment hereunder shall have been terminated earlier pursuant to this Agreement.

(b)    Payment.  Payment of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(c)    Bonus.  Executive shall also be entitled to a bonus of 7.5% of all gross Magnegas fuel sales and 1% of all equipment sales that occurred during the Executive’s employment.  In addition, if an equipment sale is the result of the Executive’s original customer that he brought to the company, Executive will receive a 3% bonus (instead of 1%), payable regardless if the Executive is still employed.  Bonuses to be paid as cash is received from the customer on the 1st of each month for the previous months payments received.

(d)    Other Employment Benefits.

(e)    Business Expenses.  Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement.

(f)    Vacation.  Executive shall be entitled to two (2) weeks of vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Executive’s vacation does not interfere with the Company’s normal business operations.

(g)    Stock Compensation & Options.  Executive shall be entitled to the following stock compensation to acquire Common Stock of the Company.  He may elect as his discretion to take the stock in direct payment or in option format.  Should executive elect to take the stock in the form of options, the exercise price for all options stated below shall be .02 per share. The shares will be vested each calendar quarter as earned

A.	100,000 shares per quarter payable during continued employment.

B.
Additional stock of up to 250,000 shares per quarter will be based on revenue generated by Executive and paid to the company.  Additional stock will be granted based on Board of Directors vote at the end of each calendar quarter based on performance

Issuance of the options shall be in accordance with all applicable securities laws and the other terms and conditions of the Company’s Stock Option Plan and the Stock Option Agreement with Executive of even date herewith.  All stock issued shall be subject to a leak out clause in which Executive may not sell more than 50,000 shares each week.  There will be no carry forward from week to week of unsold shares.

(h)    No Other Benefits.  Subject to Section 5(b), Executive understands and acknowledges that the compensation specified in Sections 2 and 3 of this Agreement shall be in lieu of any and all other compensation, benefits and plans.

3.   Executive’s Business Activities.  Executive shall devote the substantial portion of his entire business time, attention and energy exclusively to the business and affairs of the Company, Executive may serve as a member of the Board of Directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect his ability to carry out his duties hereunder.

4.   Termination of Employment.

(a)    For Cause.  Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment hereunder for cause for any one of the following reasons:  (1) conviction of a felony, or a misdemeanor where imprisonment is imposed, (2) commission of any act of theft, fraud, or falsification of any employment or Company records in any material way, (3) Executive’s failure or inability to perform any material reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability, or (4) material breach of this Agreement which breach is not cured within ten (10) days following written notice of such breach.  Upon termination of Executive’s employment with the Company for cause, the Company shall be under no further obligation to Executive for salary or bonus, except to pay all accrued but unpaid base salary, accrued bonus (if any) and accrued vacation to the date of termination thereof.

(b)    Without Cause.  The Company may terminate Executive’s employment hereunder at any time without cause, provided, however, that Executive shall be entitled to severance pay in the amount of one month of Base Salary in addition to accrued but unpaid Base Salary and accrued vacation, less deductions required by law, but if, and only if, Executive executes a valid and comprehensive release of any and all claims that the Executive may have against the Company in a form provided by the Company and Executive executes such form.

(c)    Termination for Good Reason.  If Executive terminates his employment with the Company for Good Reason (as hereinafter defined), he shall be entitled to the vesting benefits set forth in Section 3(d)(5) and the severance benefits set forth in Section 5(b).  For purposes of this Agreement, “Good Reason” shall mean any of the following:  (i) relocation of the Company’s executive offices more than forty miles from the current location, without Executive’s concurrence; (ii) any material breach by the Company of this Agreement; (iii) a material change in the principal line of business of the Company, without Executive’s concurrence, or (iv) any significant change in the Executive’s duties and responsibilities.

(d)    Cooperation.  After notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

5.   Disability of Executive.  The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than 120 consecutive days.  Upon such termination, Executive shall be entitled to all accrued but unpaid Base Salary, accrued bonus (if any) and accrued vacation.

6.   Death of Executive.  In the event of the death of Executive, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within 15 days the Company shall pay to Executive’s heirs or personal representatives Executive’s Base Salary and accrued vacation accrued to the date of death.

7.   Confidential Information and Invention Assignments.  Executive has executed a Confidential Information and Invention Assignment Agreement (the “Confidential Information and Invention Assignment Agreement”).  The obligations under the Confidential Information and Invention Assignment Agreement shall survive termination of this Agreement for any reason.

8.   Exclusive Employment.  During employment with the Company, (a) Executive will not do anything to compete with the Company’s present or contemplated business, nor will he plan or organize any competitive business activity and (b) Executive will not enter into any agreement which conflicts with his duties or obligations to the Company.  Executive will not during his employment or within one (1) year after it ends, without the Company’s express written consent, solicit or encourage any employee, agent, independent contractor, supplier, consultant, investor, or alliance partner to terminate or alter a relationship with the Company.

9.   Assignment and Transfer.  Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.

10.   No Inconsistent Obligations.  Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company.  Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.  Executive represents and warrants that he or she has returned all property and confidential information belonging to all prior employers.

11.   Miscellaneous.

(a)    Attorneys’ Fees.  Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to legal proceedings in connection with this Agreement or Executive’s employment with the Company, the party or parties prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such legal proceedings from the non-prevailing party or parties; provided, however, that nothing herein is intended to affect the provisions of Section 12(l).

(b)    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles.

(c)    Entire Agreement.  Except with respect to the Stock Option Plan and Stock Option Agreement referenced in Section 3(d), this Agreement, together with the Confidential Information and Invention Assignment Agreement, contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(d)    Amendment.  This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

(e)    Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(f)    Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(g)    Rights Cumulative.  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(h)    Nonwaiver.  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

(i)    Notices.  Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.

(j)    Assistance in Litigation.  Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

(k)    Disputes.  Any controversy, claim or dispute arising out of or relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, shall be litigated solely in state or federal court in New York, New York.  Each party (1) submits to the jurisdiction of such court, (2) waives the defense of an inconvenient forum, (3) agrees that valid consent to service may be made by mailing or delivery of such service to the New York Secretary of State (the “Agent”) or to the party at the party’s last known address, if personal service delivery can not be easily effected, and (4) authorizes and directs the Agent to accept such service in the event that personal service delivery can not easily be effected.  EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

[COMPANY]	EXECUTIVE:

By:
Name:
Title:

Date: